UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2008

PRAIRIE CREEK ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Iowa	333-141585	20-4956139
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

415 N. Locust Street, PO Box 280
Goldfield, Iowa 50542
(Address of principal executive offices)

(515) 825-3161
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 3, 2007 Prairie Creek Ethanol, LLC (the “Company”) entered into an Amended and Restated Option Agreement (the “Option Agreement”) with David Kirsch and Susan Kirsch, husband and wife, and Darrell Kirsch and Dawn Kirsch, husband and wife, for a real estate purchase option for approximately 75 acres. If the Company exercises its purchase option, the Option Agreement requires the Company to pay $13,500 per acre for approximately 46.72 acres, for a total purchase price of $630,720, as well as exchange approximately 28 acres the Company plans to acquire pursuant to a different real estate purchase option for the remaining 28 acres the Company will acquire if it exercises its purchase option under the Option Agreement. In consideration for the Option Agreement, the Company paid a total of $9,200, which amount will not be applied toward the purchase price of any real estate acquired pursuant to the Option Agreement. The Option Agreement was to expire on April 10, 2008.

On April 10, 2008, the Company entered into an Extension of Option Agreement (the “Extension Agreement”) with David Kirsch and Susan Kirsch, husband and wife, and Darrell Kirsch and Dawn Kirsch, husband and wife. The Extension Agreement provides that the Company’s right and option to purchase the property subject to the Option Agreement is extended from April 10, 2008 to December 31, 2008. In consideration for the Extension Agreement, the Company paid an additional $20,000. Other than as provided in the preceding sentences of this paragraph, in all other respects the terms of the Option Agreement remain the same.

Item 9.01 Financial Statements and Exhibits

(a)	None.

(b)	None.

(c)	None.

(d)	Exhibit No.	Description

	99.1	Extension of Option Agreement between Prairie Creek Ethanol, LLC and David Kirsch and Susan Kirsch, husband and wife, and Darrell Kirsch and Dawn Kirsch, husband and wife.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRAIRIE CREEK ETHANOL, LLC

April 16, 2008	/s/ John Stelzer
Date	John Stelzer, Treasurer
Principal Financial Officer and Principal Accounting Officer